Exhibit 99.1

News From:

Release Date: May 27, 2015

Contact:	Jenniffer Collins

IGI Laboratories, Inc.

(856) 697-1441

www.igilabs.com

IGI LABORATORIES UPDATES BUSINESS OUTLOOK

BUENA, NJ - (PR NEWSWIRE) – IGI Laboratories, Inc. (NYSE MKT: IG), a New Jersey-based specialty generic pharmaceutical company, today updated its full year 2015 financial guidance and business outlook.

Second Quarter and Full Year 2015 Updated Financial Guidance

•	Total revenues for the three months ended June 30, 2015 are still expected to be between $7.0 and $8.0 million. The Company expects sequential improvement quarter over quarter in total revenue for the remainder of the year, and therefore expects total revenue between $35.0 and $40.0 million for the year ended December 31, 2015.

•	Due to the effect of a price decline in one product in the second quarter of 2015, the Company expects gross margin in the second quarter to approximate 34% to 35%. The Company anticipates sequential improvement in gross margin quarter over quarter for the remainder of the year, and therefore expects gross margin of 43% to 50% for the year ended December 31, 2015.

•	The Company continues to expect to submit an additional four ANDAs before June 30, 2015, and intends to have submitted a total of 20 ANDAs by the end of 2015. In order to complete all of the development work required for the 2015 filings, the Company expects to spend between $13 and $14.5 million in research and development by the end of 2015.

•	As a result of the expected sequential increase in total revenue in the third and fourth quarter of 2015, the Company intends to return to a break-even operating margin in the fourth quarter of 2015.

IGI’s President and Chief Executive Officer, Jason Grenfell-Gardner, stated, “We believe that 2015 is the year dedicated to building our foundation, focused on the advancement of our research and development pipeline. While our econazole product has been a significant part of our revenue in the last few quarters, the recent changes in the market for this product require us to issue adjusted guidance for 2015. We continue to monitor and evaluate the markets of all of our products to maintain our competitive positions. I believe we are well positioned to gain incremental market share in the coming periods.”

“Our long-term strategy continues to focus on the creation of a diversified product portfolio, built through our in-house R&D group, as well as through inorganic business development opportunities – all aligned with our topical, injectable, complex and ophthalmic, or TICO, strategy. We continue to make good progress on the first few of the injectable and ophthalmic product projects that we acquired last year, as well as on our first 505(b)2 topical projects,” Mr. Grenfell-Gardner continued. “As of today, our research and development team has twenty-four ANDAs pending with the FDA. Based on March 2015 IMS Health data, the addressable market for our pipeline of twenty-four ANDAs, pending approval by the FDA, is estimated at $747 million.’’

Mr. Grenfell-Gardner concluded, “We are now seeing an increased pace of communications from the FDA for our ANDA filings submitted after October 1, 2014. Therefore, we believe it is important to complete the projects already in progress for 2015, which will bring our total number of targeted ANDA filings for the year to at least twenty. Even with a planned spend on research and development of up to $14.5 million for 2015, which is more than double our R&D investment in 2014, we expect that we would still return to a break-even operating margin by the fourth quarter of this year.”

About IGI Laboratories, Inc.

IGI Laboratories is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market.

Forward Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “will,” “believe,” “target,” “estimated,” “continue” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K, as updated by Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Actual results may differ materially from these expectations. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in and the impact of global political, economic, business, competitive, market, regulatory and other factors; and our inability to complete successfully future product acquisitions. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.